EXHIBIT 99

Gander Mountain Company Reports Third Quarter Results;

24% Increase in Total Sales

MINNEAPOLIS, November 17, 2004 — Gander Mountain Company (Nasdaq: GMTN) today reported sales and earnings results for the third quarter ended October 30, 2004.

Total sales for the third quarter of fiscal 2004 increased 24.4%, or $34.9 million, to $178.1 million. Comparable store sales decreased 7.5% after a 12.5% increase in the third quarter of fiscal 2003. The company reported net income for the quarter of $2.1 million, compared with net income of $4.4 million in the third quarter of fiscal 2003. The company opened 14 stores in the quarter versus four in the third quarter of 2003, incurring pre-opening expenses of $4.6 million compared to $1.4 million in the 2003 period.

For the first nine months of fiscal 2004, sales increased $97.5 million, or 31.7%, to $405.0 million.  Comparable store sales declined 0.7% after an increase of 11.1% in the first nine months of 2003.  The net loss for the first nine months of fiscal 2004 was $15.2 million, compared with a net loss of $11.2 million for same period of fiscal 2003.

“With almost 6,000 dedicated associates providing outstanding service to every customer, we have increased sales 32% for the year to date. Building scale is crucial to gaining operating efficiencies in retailing, and we believe that the investment in opening new stores this year will be rewarded in improved profitability,” said Mark Baker, President and CEO. “While we are disappointed in the slower-than-expected growth in sales for the recent quarter, we proactively managed our business to minimize the impact on profits.

“We will continue to drive our growth by building new stores, as well as by offering an enhanced assortment of products and services,” Baker continued. “We were gratified by the strong brand recognition and overwhelming customer response as we entered new markets like Texas.”

During the third quarter of fiscal 2004, the company opened 14 new stores, including two relocated stores, bringing the total store count to 82 at the end of the quarter, compared to 64 at the end of the third quarter of fiscal 2003.  Gander Mountain operates more retail stores in the outdoor lifestyle segment than the next three competitors combined. The company entered five new states in 2004 and now operates stores in 14 states.

The company anticipates opening 18 to 22 stores in fiscal 2005, including two or three relocations.  Some of the new stores will continue to reinforce the company’s penetration of its current markets, including markets the company entered in 2004, such as Texas and Colorado. Other new stores will be in new markets contiguous to the company’s current markets.  To further 2005 revenue growth, the company plans to expand its assortment in the marine and boating categories, providing customers with one-stop-shopping convenience. As a further product line extension, Gander Mountain is now offering hunting and fishing vacation packages in the U.S. and Canada.

Earnings per Share Calculation

On a GAAP basis, basic and diluted net income per share for the third quarter of fiscal 2004 were $0.15 and $0.14, respectively, compared with basic and diluted net income per share for the third quarter of fiscal 2003 of $0.26. For the first nine months of fiscal 2004, on a GAAP basis, basic and diluted net loss per share were $1.94 compared with a basic and diluted net loss per share of $24.29 for the first nine months of fiscal 2003.

On April 26, 2004, Gander Mountain closed its initial public offering of 6,583,750 shares of its common stock and converted existing preferred stock to common stock. Giving effect to the conversion of preferred shares and the application of the net proceeds of the offering as of the beginning of each period presented, pro-forma basic and diluted net income per share for the third quarter of fiscal 2004 were $0.15 and $0.14, respectively, compared with basic and diluted net income per share for the third quarter of fiscal 2003 of $0.37. For the first nine months of fiscal 2004, pro-forma basic and diluted net loss per share were $1.00 compared with a pro-forma basic and diluted net loss per share of $0.65 for the first nine months of fiscal 2003.

Fiscal 2004 Outlook

The company’s current outlook for fiscal 2004 is based on current expectations and includes “forward-looking statements” within the meaning of Section 27A of the Securities Act and Section 21E of the Exchange Act as described later in this release.

Full Fiscal Year 2004 —

•                  Sales are expected to reach $640 to $670 million, an increase of 31% to 37% over fiscal 2003.

•                  Comparable store sales are expected to be negative 1% to 3%.

•                  Income before income taxes is expected to be $8 to $13 million, compared with $1.5 million in fiscal 2003.

Conference Call Information

A conference call to discuss these results will be held today at 8:00 a.m. Central Time. The conference call will be webcast from www.GanderMountain.com. To register for the event, please go to the website at least fifteen minutes early to register, download and install any necessary audio software.

For those who cannot listen to the live broadcast, an archived webcast will be available shortly after the conclusion of the call, and remain available on www.GanderMountain.com for approximately 90 days.

About Gander Mountain Company

Gander Mountain Company, headquartered in Minneapolis, Minnesota, is a leading specialty retailer that serves the needs of outdoor lifestyle enthusiasts, with a particular focus on hunting, fishing and camping.  Focused on a “We Live Outdoors” culture, Gander Mountain stores offer competitively priced national, regional and owned brand outdoor equipment, accessories, related technical apparel and footwear.  There are currently 82 Gander Mountain outdoor lifestyle stores in 14 states.  For the nearest Gander Mountain store location, call 800-282-5993 or visit www.GanderMountain.com.

Cautionary Note Regarding Forward-Looking Statements
Any statements in this release that are not historical or current facts are forward-looking statements.  All forward-looking statements in this release are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995.  These statements involve known and unknown risks, uncertainties and other factors that may cause our actual results, performance or achievements to be materially different from any future results, performances or achievements expressed or implied by the forward-looking statements.  Certain of these risks and uncertainties are described in the “Risk Factors” section of the final prospectus relating to our initial public offering, as filed with the SEC, as well as in our subsequent reports filed with the SEC, which are available at our website at www.GanderMountain.com and at the SEC’s website at www.sec.gov.

Contacts:	Shannon Burns
Director of Investor Relations
952-830-1690

Sharon K. Link
Senior Vice President, Finance and Administration
952-830-8000

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Gander Mountain Company

Condensed Statements of Operations - Unaudited

(In thousands, except per share data)

	13 Weeks Ended		39 Weeks Ended
	October 30,	November 1,	October 30,	November 1,
	2004	2003	2004	2003
Sales	$178,145	$143,205	$404,960	$307,453
Cost of goods sold	130,035	106,276	306,045	236,151
Gross profit	48,110	36,929	98,915	71,302

Operating expenses:
Store operating expenses	33,247	23,595	83,847	57,892
General and administrative expenses	6,933	6,178	19,547	16,852
Pre-opening expenses	4,587	1,404	7,063	4,384
Income (loss) from operations	3,343	5,752	(11,542)	(7,826)
Interest expense, net	1,218	1,366	3,615	3,423
Income (loss) before income taxes	2,125	4,386	(15,157)	(11,249)
Income tax provision (benefit)	—	—	—	—
Net income (loss)	2,125	4,386	(15,157)	(11,249)
Less preferred stock dividends	—	4,131	4,305	12,393
Income (loss) applicable to common shareholders	$2,125	$255	$(19,462)	$(23,642)

Income (loss) per common share:
Basic	$0.15	$0.26	$(1.94)	$(24.29)
Diluted	$0.14	$0.26	$(1.94)	$(24.29)

Weighted average common shares outstanding:
Basic	14,222	973	10,048	973
Diluted	14,883	973	10,048	973

Gander Mountain Company

Condensed Statements of Operations - Unaudited

Pro-Forma Earnings Per Share

(In thousands, except per share data)

	13 Weeks Ended		39 Weeks Ended
	October 30,	November 1,	October 30,	November 1,
	2004	2003	2004	2003
Pro Forma Data (1)
Basic
Pro forma income (loss) applicable to common shareholders	$2,125	$5,289	$(14,215)	$(8,874)
Pro forma income (loss) applicable to common shareholders per share	$0.15	$0.37	$(1.00)	$(0.65)
Pro forma weighted average common shares outstanding	14,222	14,222	14,222	13,581

Diluted
Pro forma income (loss) applicable to common shareholders	$2,125	$5,289	$(14,215)	$(8,874)
Pro forma income (loss) applicable to common shareholders per share	$0.14	$0.37	$(1.00)	$(0.65)
Pro forma weighted average common shares outstanding	14,883	14,222	14,222	13,581

Reconciliation of Pro Forma Data to GAAP
Income (loss) applicable to common shareholders	$2,125	$255	$(19,462)	$(23,642)
Preferred stock dividends	—	4,131	4,305	12,393
Interest expense reduction	—	903	942	2,375
Pro forma net income (loss) applicable to common shareholders	$2,125	$5,289	$(14,215)	$(8,874)

Basic
Weighted average common shares outstanding	14,222	973	10,048	973
Conversion of preferred stock	—	6,665	2,099	6,665
Additional shares issued in IPO	—	6,584	2,075	5,943
Pro forma weighted average common shares outstanding	14,222	14,222	14,222	13,581

Diluted
Weighted average common shares outstanding	14,222	973	10,048	973
Conversion of preferred stock	—	6,665	2,099	6,665
Additional shares issued in IPO	—	6,584	2,075	5,943
Incremental shares from stock options	661	—	—	—
Pro forma weighted average common shares outstanding	14,883	14,222	14,222	13,581

(1) The Company believes the use of pro forma results provides more meaningful information due to the significant increase in share count as a result of the closing of the Company’s initial public offering on April 26, 2004 and the conversion of convertible preferred stock into shares of common stock on that date.  The pro forma data is presented as if these events had occurred prior to each period.

Gander Mountain Company

Condensed Balance Sheets

(In thousands)

	October 30,	November 1,	January 31,
	2004	2003	2004 (1)
	(unaudited)	(unaudited)
Assets
Current assets:
Cash and cash equivalents	$1,644	$996	$970
Accounts receivable	19,222	13,378	6,610
Inventories	329,450	232,977	180,361
Prepaids and other current assets	6,377	4,972	3,599

Total current assets	356,693	252,323	191,540

Property and equipment, net	79,297	52,901	54,421
Other assets	4,154	3,558	4,307

Total assets	$440,144	$308,782	$250,268

Liabilities and shareholders’ equity
Current liabilities:
Borrowings under credit facility	$126,534	$111,588	$102,058
Accounts payable	127,569	104,574	35,957
Accrued and other current liabilities	27,702	23,379	29,892

Total current liabilities	281,805	239,541	167,907

Long term liabilities	7,474	12,215	12,570

Shareholders’ equity	150,865	57,026	69,791

Total liabilities and shareholders’ equity	$440,144	$308,782	$250,268

(1)  The consolidated balance sheet as of January 31, 2004 has been condensed from the audited financial statements.

6

Gander Mountain Company

Condensed Statements of Cash Flows - Unaudited

(In thousands)

	39 Weeks Ended
	October 30,	November 1,
	2004	2003
Operating activities
Net loss	$(15,157)	$(11,249)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation and amortization	7,675	5,923
Property and equipment write-offs	915	708
Change in operating assets and liabilities:
Accounts receivable	(12,612)	(9,785)
Inventories	(149,089)	(123,015)
Prepaid expenses and other assets	(3,027)	(3,066)
Accounts payable and other liabilities	91,746	82,360
Net cash used in operating activities	(79,549)	(58,124)

Investing activities
Purchase of property and equipment	(30,630)	(17,797)
Net cash used in investing activities	(30,630)	(17,797)

Financing activities
Proceeds from sale of common stock, net of expenses	96,216	—
Proceeds from (repayments of) notes with affiliates	(9,839)	9,885
Borrowings under credit facility, net	24,476	66,441
Net cash provided by financing activities	110,853	76,326

Net increase in cash	674	405
Cash, beginning of period	970	591

Cash, end of period	$1,644	$996

Non-Cash investing activities:  During the second and third fiscal quarters of 2004, the Company purchased property and equipment totaling $2.4 million financed through capital lease transactions.